EX 99.(j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 30, 2006, relating to the financial statements and highlights which appears in the September 30, 2006 Annual Report to the Board of Trustees and Shareholders of the Lifecycle Funds of the TIAA-CREF Institutional Mutual Funds, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Experts” and “Independent Registered Public Accounting Firm” in such Registration Statement.

PricewaterhouseCoopers LLP
New York, New York
April 19, 2007